CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.700% Internotes® Due April 15, 2022	$2,144,000	$252.35
5.900% Internotes® Due April 15, 2032	$4,240,000	$499.05
(1)
Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement No. 333-123085 and were carried forward. The Registrant is offsetting the $751.40 registration fee with respect to the securities offered by means of this pricing supplement against those registration fees carried forward which have not yet been so utilized. No additional registration fee has been paid with respect to these offerings.

Filed Under Rule 424(b)(3), Registration Statement No. 333-132807
Amended Pricing Supplement Number 156 Dated March 27, 2006 and amended on April 10, 2006
(To: Prospectus Dated March 29, 2006, as supplemented by Prospectus Supplement Dated March 29, 2006)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RJ64	100%	2.100%	FIXED	5.700%	QUARTERLY	04/15/2022	07/15/2006	$15.68	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 04/15/2011 and every coupon date thereafter. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 04/15/2011 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RJ72	100%	2.500%	FIXED	5.900%	SEMI-ANNUAL	04/15/2032	10/15/2006	$30.98	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 04/15/2011 and every coupon date thereafter. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 04/15/2011 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Offering Dates: March 27, 2006 through April 03, 2006
Trade Date: April 03, 2006 @12:00 PM ET
Settle Date: April 06, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated March 29, 2006